EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-142185) of Comverge, Inc. of our report dated October 1, 2007 relating to the financial statements of Enerwise Global Technologies, Inc., which appears in this Current Report on Form 8-K/A of Comverge, Inc. dated October 1, 2007.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia

October 1, 2007